Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made as of August 13, 2021 (the “Effective Date”), between Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”) on its behalf and on behalf of its subsidiaries, including Wheeler REIT, L.P., a Virginia limited partnership, and Crystal Plum (the “Executive”).

WHEREAS, the Company and the Executive have entered into that certain employment agreement, dated as of February 12, 2020 (as amended from time to time, the “Prior Agreement”), pursuant to which the Company employed the Executive to serve as its Chief Financial Officer;

WHEREAS, the Company wishes to continue to employ the Executive as its Chief Financial Officer, and the Executive is willing to undertake such continued employment in accordance with the terms of this Agreement; and

WHEREAS, the Company and the Executive wish to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed that the Prior Agreement is amended and restated in its entirety as follows:

1. TERM OF EMPLOYMENT. Subject to the provisions of this Agreement, the Company will continue to employ the Executive as its Chief Financial Officer beginning on the Effective Date and expiring on the third (3rd) anniversary thereof, unless this Agreement is earlier terminated as set forth herein. The term of this Agreement is referred to herein as the “Term.” If the Executive remains employed with the Company upon the expiration of the Term, then the Executive shall remain employed with the Company on an “at-will” basis, and the provisions of this Agreement will cease to be in effect, unless otherwise agreed in writing by the Executive and the Company; provided, that paragraphs 9 through 24 of this Agreement will survive the expiration of the Term in accordance with their terms.

2. DUTIES. Executive will devote the Executive’s best efforts to the business and affairs of the Company, perform such services consistent with the Executive’s position as are designated by the Company, and use the Executive’s best efforts to promote the interests of the Company. In the role of Chief Financial Officer, the Executive will perform duties consistent with a person in this capacity, and shall also perform such other functions and undertake such other responsibilities as are customarily associated with such capacity. The Executive pledges that during the Executive’s employment the Executive shall not, directly or indirectly, engage in any other business that could reasonably be expected to detract from the Executive’s ability to apply the Executive’s best efforts to the performance of the Executive’s duties hereunder. The Executive further agrees to comply with all rules, regulations, and policies established or issued by and made applicable to the Company’s executives generally.

3. COMPENSATION.

3.1. The Company will pay the Executive a regular base salary commensurate with the Executive’s position and performance, such salary to be determined from time to time by the Company, but, commencing with the Company’s next regular payroll cycle that begins following the Executive’s execution of this Agreement, to be not less than $250,000 per annum. Such salary will be payable in periodic installments, less mandatory deductions, on the same basis as that of other executives of the Company. The Executive is eligible to participate in any current or future bonus, incentive, and other compensation plans available to the Company’s executives in accordance with their terms. Adjustments to base salary and other amounts paid or granted under these plans are at the discretion of the Board of Directors (or its Compensation Committee, as the case may be).

3.2. The Company shall provide at its expense a laptop computer and cell phone for Executive’s use and reimburse the Executive for reasonable and necessary business expenses in accordance with the Company’s policies, as adopted from time to time. Reimbursable business expenses for any one out-of-town trip which may be reasonably expected to exceed $2,500 must be approved in advance by the Chief Executive Officer of the Company.

3.3. On the Effective Date, the Company shall grant to the Executive a one-time grant of twenty thousand (20,000) shares of restricted stock under the Company’s 2016 Long-Term Incentive Plan, subject to the terms of the award agreement (including vesting and forfeiture) attached hereto as Exhibit A (the “Initial Equity Award”).

3.4. All payments and benefits paid or provided to the Executive shall be subject to all applicable withholding taxes and other deductions required by applicable law.

4. BENEFITS. The Executive and the Executive’s family shall be entitled to participate in employee benefits on a basis comparable to other senior executives, including any insurance, group medical, disability, or other executive benefit plans of the Company. Executive’s paid vacation shall be in accordance with Company policy for senior executives and in no event shall be less than three (3) weeks.

5. DEATH. If the Executive should die during the Term, the Company will, in lieu of any other payments due under other provisions of this Agreement, pay to the Executive’s estate any accrued but unpaid base salary and earned but unpaid annual bonus for any completed fiscal year of the Company prior to the year of the Executive’s death, and provide any accrued employee benefits in accordance with the terms and provisions of the applicable employee benefit plan and any applicable law. Thereafter, the Company will have no further obligation to the Executive or the Executive’s estate under this Agreement.

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6. DISABILITY. In the event that the Executive, by reason of physical or mental incapacity, is unable, with or without reasonable accommodation, to substantially perform the Executive’s duties and responsibilities under this Agreement for one-hundred twenty (120) calendar days or longer at any point during the Executive’s employment (“Disability”), then the Company will pay to the Executive any accrued but unpaid base salary and earned but unpaid annual bonus for any completed fiscal year of the Company prior to the year of the Executive’s termination, and provide any accrued employee benefits in accordance with the terms and provisions of the applicable employee benefit plan and any applicable law. Thereafter, the Company will have no obligation to pay the Executive any compensation under this Agreement. Any return to work for a period of less than thirty (30) calendar days shall not be considered sufficient to stop the running of the one-hundred twenty (120) day-period prior to a Disability hereunder.

7. TERMINATION FOR CAUSE. The Executive’s employment may be terminated at any time by the Company for Cause. As used in this Agreement, the term “Cause” means (i) disloyalty or dishonesty towards the Company or its affiliates; (ii) gross or intentional neglect in performance of duties, or failure or refusal to follow any lawful direction of the Chief Executive Officer of the Company or the Company’s Board of Directors; (iii) incompetence or misconduct in performance of duties; (iv) substance abuse affecting the Executive’s performance of duties; (v) any act or omission, or series of acts or omissions, that has caused the Executive to lose the confidence of the Company’s Board of Directors; (vi) violation of any law, rule, or regulation (other than minor traffic violations); (vii) misappropriation of Company property or business opportunities, fraud, or embezzlement; (viii) material breach of any provision of this Agreement, the Company’s Code of Ethics, or any other Company policy applicable to the Executive (including, without limitation, any sexual harassment policies); or (ix) any other act or omission which harms or may reasonably be expected to harm the reputation and/or business interests of the Company. If the Executive’s employment is so terminated for Cause, the Executive will be entitled to receive any accrued but unpaid base salary and employee benefits accrued through the date of such termination in accordance with the terms and provisions of the applicable employee benefit plan and any applicable law, but the Company will have no further obligation to the Executive hereunder from and after such date.

8. TERMINATION BY COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE WITH OR WITHOUT GOOD REASON.

8.1. At any point during Executive’s employment, the Company may terminate the Executive’s employment immediately and without Cause. Additionally, the Executive may resign from the employment of the Company at any time with Good Reason in accordance with this paragraph 8.1 or, upon sixty (60) days’ prior written notice, without Good Reason. The term “Good Reason” shall mean any of the following without the Executive’s consent: (i) a material breach of this Agreement by the Company; (ii) a material reduction in the Executive’s duties or responsibilities; or (iii) a relocation of the Executive’s principal place of employment to a location more than thirty (30) miles from Virginia Beach, Virginia (which increases the Executive’s one-way commute); provided, that, in order to constitute Good Reason, (x) the Executive must provide the Company with written notice describing in reasonable detail the event(s) alleged to constitute Good Reason within thirty (30) days following its first occurrence, (y) the Company must fail to cure such event(s) within thirty (30) days following its receipt of such written notice (with the determination of whether such event(s) has been cured being made in the Executive’s reasonable discretion), and (z) the Executive must resign the Executive’s employment within ten (10) days following the expiration of such cure period.

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8.2. If the Executive’s employment with the Company is terminated during the Term either by (x) the Company without Cause (and other than by reason of the Executive’s death or Disability) or (y) the Executive for Good Reason, then the Company shall, subject to the Executive’s execution and delivery (and non-revocation) of a release of claims (the “Release”) in a form acceptable to the Company within sixty (60) days following the Executive’s termination of employment:

(a) pay to the Executive, as severance pay, twelve (12) months of continued base salary at the rate in effect immediately prior to the Executive’s termination, on the Company’s normal payroll schedule;

(b) provide the Executive, for a twelve (12) month period (or such shorter period as the Executive may elect), with continued health insurance substantially similar to those health insurance benefits which the Executive is receiving immediately prior to the date of termination to the extent obtainable upon reasonable terms (and subject to the Executive’s timely election, and continued eligibility for, COBRA coverage); provided, however, if it is not so obtainable (whether under the terms of the applicable health insurance plan or applicable law) or would result in adverse tax consequences to the Company or the Executive (whether under Section 105(h) of the Internal Revenue Code of 1986, as amended, or otherwise), the Company shall instead pay the Executive in cash the annual amount paid by the Company for the Executive’s allocable insurance premiums for such benefits during the previous year of the Executive’s employment. Benefits otherwise due to the Executive pursuant to this paragraph 8.2(b) shall be reduced to the extent comparable benefits are actually received by the Executive by another employer or provider during such twelve (12) month period following the Executive’s termination (or such shorter period elected by the Executive), and any such benefits actually received by the Executive shall be reported by the Executive to the Company within ten (10) days of receiving such benefits; and

(c) provide the Executive with any prorated vesting of the Initial Equity Award in accordance with the terms of the award agreement attached hereto as Exhibit A (and any other outstanding equity awards shall be treated in accordance with their terms).

Any such payments or benefits that would have been paid or provided prior to the date that the Release has become fully effective and irrevocable in accordance with its terms shall be aggregated and paid in a lump sum (or provided), without interest, on the Company’s first regular payroll date that follows the date that the Release has so become fully effective and irrevocable in accordance with its terms; provided, that if the sixty (60)-day period following the Executive’s termination of employment spans two (2) calendar years, such payments and benefits shall not commence until the second (2nd) such calendar year. The payments and benefits described in this paragraph 8.2 are the sole payments and benefits in the nature of severance or separation pay to which the Executive is entitled, and are in lieu of any other such payments or benefits that may be offered by the Company or its subsidiaries to their employees under any other severance or separation pay program, policy, or arrangement.

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8.3. If the Executive’s employment with the Company is terminated by the Executive without Good Reason, the Executive will be entitled to receive any accrued but unpaid base salary and employee benefits accrued through the date of such termination in accordance with the terms and provisions of the applicable employee benefit plan and any applicable law, but the Company will have no further obligation to the Executive hereunder from and after such date.

8.4. Upon any termination of the Executive’s employment hereunder, the Executive agrees that the Executive shall be deemed to resign from all offices or positions that the Executive then holds with the Company and its affiliates. The Executive further agrees to execute any documentation reasonably requested by the Company to effectuate such resignations.

9. NONDISCLOSURE; RETURN OF PROPERTY.

9.1. The Executive agrees to hold and safeguard any information about the Company, its subsidiaries, and/or its shareholders and investors gained by the Executive during the course of the Executive’s employment. The Executive shall not, without the prior written consent of the Company, disclose or make available to anyone for use outside the Company’s organization at any time, either during the Executive’s employment or subsequent to any termination of the Executive’s employment, however such termination is effected, whether by the Executive or the Company, with or without Cause or Good Reason, any such information about the Company, its subsidiaries, or its shareholders or investors, whether or not such information was developed by the Executive, except as required in the performance of the Executive’s duties for the Company or required by law.

9.2. The Executive understands and agrees that any information about the Company and its subsidiaries is the property of the Company and is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position and accordingly should be kept secret. Such information shall include, but not be limited to, information containing the Company’s and its subsidiaries’ business plans, investment strategies, investors, and prospective investors, key elements of specific properties, computer programs, system documentation, manuals, ideas, or any other records or information belonging to the Company or its subsidiaries or relating to their business.

9.3. Notwithstanding anything in paragraph 9.1 or paragraph 9.2 to the contrary, the Company agrees that the obligations of the Executive set forth in paragraphs 9.1 and 9.2 shall not apply to any information which: (i) becomes known generally to the public through no fault of the Executive; (ii) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (iii) is reasonably believed by the Executive, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, that in the case of clauses (ii) or (iii) the Executive shall give the Company reasonable advance written notice of the information intended to be disclosed and the reasons and circumstances surrounding such disclosure in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable information. In addition, notwithstanding anything to the contrary contained in this Agreement, (i) the Executive will not be prevented from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) the Executive acknowledges that the Executive will not be held criminally or civilly liable for (A) the disclosure of a trade secret that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

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9.4. The Executive agrees that, promptly upon the Executive’s termination of employment with the Company (or upon the Company’s earlier request), the Executive shall return to the Company all Company property or copies of any Company information described in this paragraph 9 that are then in the Executive’s possession or control.

10. ADDITIONAL RESTRICTIVE COVENANTS.

10.1. Non-Solicit of Employees and Service Providers. The Executive agrees that during the Executive’s employment with the Company and for a period of eighteen (18) months following the last day of the Executive’s employment, the Executive shall not, directly or indirectly through another, solicit, induce, or hire, or attempt to solicit, induce, or hire, any person or entity who was an employee or other service provider of the Company or its subsidiaries on Executive’s last day of employment or for six (6) months immediately prior thereto, to leave the Company or its subsidiaries to go to work for, or to consult or perform contract work with, a competitor of the Company or its subsidiaries, or recommend to a competitor of the Company or its subsidiaries the hiring of any such person or entity.

10.2. Non-Solicit of Customers. The Executive agrees that during the Executive’s employment with the Company and for a period of eighteen (18) months following the last day of the Executive’s employment, the Executive shall not, directly or indirectly through another, solicit or induce, or attempt to solicit or induce, any person or entity who was a customer, client, or other business relation of the Company or its subsidiaries at any time during the Executive’s employment to terminate its relationship or otherwise cease doing business in whole or in part or reduce the amount of business with the Company or its subsidiaries.

10.3. Non-Compete. The Executive agrees that during the Executive’s employment with the Company and for a period of twelve (12) months following the last day of the Executive’s employment, the Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in any business that is directly competitive with the business of the Company or its subsidiaries, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. Nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding securities of any publicly traded company.

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10.4. Non-Disparagement. During the Executive’s employment with the Company and its subsidiaries and at all times thereafter, the Executive shall not, in any manner, directly or indirectly through another person or entity, make any false or any disparaging or derogatory statements about the Company, any of its affiliates, or any of their employees, officers, or directors; provided, however, that nothing herein shall prevent the Executive from giving truthful testimony or from otherwise making good faith statements in connection with legal investigations or other proceedings.

11. OPPORTUNITY FOR REVIEW. The Executive understands the nature of the burdens imposed by the restrictive covenants contained in this Agreement. The Executive acknowledges that the Executive is entering into this Agreement on the Executive’s own volition, and that the Executive has been given the opportunity to have this Agreement reviewed by the person(s) of the Executive’s choosing. The Executive represents that upon careful review, the Executive knows of no reason why any restrictive covenant contained in this Agreement is not reasonable and enforceable.

12. RESTRICTIVE COVENANTS OF THE ESSENCE. The restrictive covenants upon the Executive set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Company or its subsidiaries, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained herein.

13. INJUNCTIVE RELIEF.

13.1. The Company and the Executive agree that irreparable injury will result to the Company in the event the Executive violates any restrictive covenant or affirmative obligation contained in this Agreement, and the Executive acknowledges that the remedies at law for any breach by the Executive of such provisions will be inadequate and that the Company shall be entitled to injunctive relief against the Executive, in addition to any other remedy that is available, at law or in equity (without the necessity of posting a bond). Without limitation of the foregoing, upon the Executive’s violation of any of the Executive’s covenants in paragraphs 9 or 10 hereof, the Executive acknowledges and agrees that the Executive’s rights to any severance payments or benefits under paragraph 8.2 shall immediately cease.

13.2. The Executive agrees that the restrictive covenants contained herein shall survive the end of the employment created herein and shall be extended by the length of time by which the Executive shall have been in breach of any of said provisions. Accordingly, the Executive recognizes that the time periods included in the restrictive covenants contained herein shall begin on the date a court of competent jurisdiction enters an order enjoining the Executive from violating such provisions unless good cause can be shown as to why the periods described should not begin at that time.

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14. SUCCESSION AND ASSIGNABILITY. The obligations of the Executive under paragraphs 9 and 10 of this Agreement shall continue after the termination of the Executive’s employment and shall be binding on the Executive’s heirs, executors, legal representatives, and assigns. Such obligations shall inure to the benefit of any successors or assigns of the Company. The Executive specifically acknowledges that in the event of a sale of all or substantially all of the assets or stock of the Company, or any other event or transaction resulting in a change of ownership or control of the Company’s business, the rights and obligations of the parties hereunder shall inure to the benefit of any transferee, purchaser, or future owner of the Company’s business. This Agreement may be assigned only by the Company.

15. SEVERABILITY. It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under applicable law. If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid, or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and as may be legal, valid, and enforceable.

16. ATTORNEYS’ FEES. The Executive shall pay, indemnify, and hold the Company harmless against all costs and expenses (including reasonable attorneys’ fees) incurred by the Company with respect to successful enforcement of its rights under this Agreement. However, the Company shall pay, indemnify and hold the Executive harmless against all costs and expenses (including reasonable attorneys’ fees) incurred by the Executive with successful enforcement of the Executive’s rights under this Agreement.

17. EQUITABLE RELIEF; JURISDICTION AND VENUE. The Executive hereby irrevocably submits to the jurisdiction and venue of the Circuit Court of the City of Norfolk, Virginia (or, if such Court does not have jurisdiction over the matter, any other state or federal court of appropriate jurisdiction in the Commonwealth of Virginia), in any action or proceeding arising out of, or relating to, this Agreement. The Executive agrees that a final order or judgment in any such action or proceeding shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the order or judgment, or in any other manner provided by applicable law related to the enforcement of judgments.

18. INDEMNIFICATION. During the Term and thereafter, the Company shall indemnify the Executive to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) in connection with any claim, action, or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Company, in or with regard to any other equity, employee benefit plan, or enterprise (other than arising out of the Executive’s act of willful misconduct, gross negligence, misappropriation of funds, fraud, or breach of this Agreement). This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Company’s Charter, Bylaws, or otherwise. Following the Executive’s termination of employment, the Company shall continue to cover the Executive under the then-existing directors’ and officers’ insurance, if any, for the period during which the Executive may be subject to potential liability for any claim, action, or proceeding (whether civil or criminal) as a result of the Executive’s service as an officer or director of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan, or enterprise on the same terms such coverage was provided during this Agreement, at the highest level then maintained for any then current or former officer or director.

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19. SECTION 409A.

19.1. It is the intention of the Company that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Any ambiguity in this Agreement shall be interpreted to comply with the above. The Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided in this Agreement and the Executive has been advised to obtain the Executive’s own tax advice.

19.2. Each amount or benefit payable, or installment in a series of installments, pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.

19.3. For all purposes under this Agreement, any iteration of the word “termination” (e.g. “terminated”) with respect to the Executive’s employment, shall mean a “separation from service” within the meaning of Section 409A.

19.4. Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Company is publicly traded on an established securities market or otherwise and the Executive is a “specified employee” (in accordance with Section 409A) at the time of the Executive’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of (i) the Executive’s death or (ii) the first payroll date following the six (6) month anniversary of the Executive’s date of termination of employment; provided, however, that the Company if so requested by the Executive agrees to contribute any such payments required to be made to the Executive to a rabbi trust established by the Company for the benefit of the Executive.

19.5. Any reimbursement provided under this Agreement shall be made no later than the December 31st following the year in which such expenses are incurred, or such earlier date as provided under any plan of the Company, as applicable.

20. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto (including, without limitation, the Prior Agreement and any term sheet related hereto) with respect to the employment of the Executive by the Company and contains all agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

21. BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of each of the parties and their successors, heirs, or assigns.

22. LAW GOVERNING AGREEMENT. This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Virginia.

23. PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

24. COUNTERPARTS. This Agreement may be executed in counterparts (including, without limitation, in portable document format (.pdf) or other electronic form), together which shall constitute one and the same instrument.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and behalf by its proper officer, thereunto duly authorized, and the Executive has set the Executive’s hand as of the date first above written.

CRYSTAL PLUM

/s/ Crystal Plum
Signature

Crystal Plum
Printed Name

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name:	M. Andrew Franklin
Title:	Interim Chief Executive Officer

[WHLR – Signature Page to Plum A&R Employment Agreement]

Exhibit A

Restricted Stock Agreement

(See attached.)

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

2016 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made as of August 13, 2021 the “Date of Grant”), between Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), and Crystal Plum (“Employee”), pursuant to and in accordance with the Wheeler Real Estate Investment Trust, Inc. 2016 Long-Term Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

In consideration of the mutual agreements and other matters set forth herein, the Company and Employee hereby agree as follows:

1. Grant of Restricted Stock.

(a) Grant. The Company hereby grants to Employee 20,000 shares of Restricted Stock on the terms and conditions set forth herein.

(b) Administration. The shares of Restricted Stock are being made and granted under the Plan, and are subject to all terms and conditions of the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall govern and control.

2. Vesting of Restricted Stock. Except as set forth below, the Restricted Stock is unvested as of the Date of Grant, and shall only vest upon the satisfaction of the conditions set forth in this Section 2.

(a) General. Five thousand (5,000) shares of Restricted Stock shall be fully vested as of the Date of Grant. The remaining 15,000 shares of Restricted Stock are eligible to vest in three (3) installments on each anniversary of the Date of Grant (5,000 shares on each of the first (1st), second (2nd), and third (3rd) anniversary (each, a “Vesting Date”), respectively), subject to both (x) Employee’s continued employment with the Company through the applicable Vesting Date (except as otherwise provided in Section 2(b) below), and (y) the average closing price of the Company’s Common Stock over all trading days in any consecutive twenty (20) business day-period during the three (3) year-period following the Date of Grant (the “Performance Period”) being equal to or greater than $6.25 (the “Price Target”). Except as otherwise provided in Section 2(b) below, any unvested shares of Restricted Stock shall immediately terminate and be forfeited for no consideration upon Employee’s cessation of employment with the Company for any reason. In addition, if the Price Target is not achieved within the Performance Period, all shares of the Restricted Stock shall immediately terminate and be forfeited for no consideration upon the expiration of the Performance Period.

(b) Termination without Cause; Resignation for Good Reason. Notwithstanding Section 2(a), upon the Employee’s termination of employment with the Company either (x) by the Company without Cause, or (y) by the Employee for Good Reason (in each case, as defined in the Employee’s Amended and Restated Employment Agreement with the Company, dated as of even date herewith (as amended from time to time, the “Employment Agreement”)), then, subject to the Employee’s timely execution and delivery (and non-revocation) of the Release described in Section 8.2 of the Employment Agreement, the Employee shall remain eligible to vest in a prorated portion of the installment of the Restricted Stock scheduled to vest on the next scheduled Vesting Date, based on the number of days that the Employee remained employed with the Company during the period commencing on the previous Vesting Date (or, if none, the Date of Grant) and ending on such next scheduled Vesting Date, and in any shares of Restricted Stock that were scheduled to vest on Vesting Dates that previously elapsed, subject in each case to achievement of the Price Target during the Performance Period (and if the Price Target is not so achieved, then such Restricted Stock shall instead immediately terminate and be forfeited for no consideration upon the expiration of the Performance Period).

3. Issuance and Transferability. The Restricted Stock granted hereunder shall be issued to the Employee as soon as reasonably practicable following the Date of Grant (which issuance may be in “book entry” or in electronic form) and shall be marked with the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the Wheeler Real Estate Investment Trust, Inc. 2016 Long-Term Incentive Plan and a Restricted Stock Agreement issued thereunder, and may not be sold, pledged, transferred, assigned, or otherwise encumbered in any manner except as is set forth in the terms of such plan or agreement.”

Unless and until the Restricted Stock vests in accordance with Section 2, the shares of Restricted Stock are not transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order of the court in a divorce proceeding. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Employee. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Restricted Stock or any rights relating to any of the foregoing in violation of this Agreement shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be automatically forfeited by the Employee and all of the Employee’s rights to such shares shall immediately terminate without any payment or consideration.

Promptly following vesting of any shares of Restricted Stock, the Company shall cause the legend set forth above to be removed from any shares so vested.

4. Ownership of Shares; Compliance with Law. Subject to the restrictions set forth in this Agreement and the Plan, the Employee is entitled to all voting and ownership rights applicable to the Restricted Stock, including the right to receive any dividends or other distributions that may be paid on the Restricted Stock; provided, that any such dividends or other distributions shall be withheld by the Company and will only be paid to the Employee if and when the underlying shares of Restricted Stock vest (and shall be paid within thirty (30) days following date any such underlying shares vest, either in cash or, at the Company’s election, in additional shares of Common Stock with a Fair Market Value equal to the value of any such dividends or distributions so withheld). If such underlying shares of Restricted Stock are forfeited in accordance with the terms of this Agreement, then the Employee’s rights to any such dividends or distributions with respect to such underlying shares of Restricted Stock shall likewise be forfeited for no consideration.

Notwithstanding anything to the contrary in this Agreement, the issuance of the Restricted Stock shall be subject to compliance by the Company and the Employee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Employee understands that the Company is under no obligation to register any shares with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.

5. Withholding of Tax. To the extent that the grant or vesting of the Restricted Stock or the disposition of shares of Common Stock following vesting of the Restricted Stock results in compensation income or wages to Employee for federal, state, local, or foreign tax purposes, Employee shall promptly pay to the Company in cash (or by check or wire transfer) the amount of any taxes or other deductions required to be withheld by the Company (the “Withholding Taxes”). In addition, the Committee may, in its discretion, authorize tax withholding to be satisfied by withholding an appropriate amount of cash from base pay or other amounts payable to Employee, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes.

6. Adjustments. The provisions of Section 14 and 15 of the Plan are incorporated by reference as though fully set forth herein.

7. Clawback/Recoupment. The Restricted Stock shall be subject to any compensation clawback or recoupment policy, agreement, or arrangement that the Company or its Affiliates may have in effect from time to time.

8. Section 409A. This Agreement and the Restricted Stock are intended to be exempt from, or otherwise comply with, the provisions of Section 409A of the Code and shall be interpreted in accordance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding anything to the contrary herein, Employee shall be solely responsible for any additional taxes, interest, or penalties incurred with respect to this Agreement or the Restricted Stock under Section 409A. If the Company at any time determines that this Agreement or the Restricted Stock are not exempt from, or otherwise compliant with, Section 409A, the Company may amend this Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Company determines to be necessary or appropriate to cause this Agreement and the transactions contemplated thereby to (i) comply with Section 409A, or (ii) otherwise be exempt from Section 409A. For the avoidance of doubt, any cessation of Employee’s services to, or employment with, the Company and its Affiliates must constitute a “separation from service” (as defined under Section 409A) in order to be deemed a cessation of employment hereunder.

9. Corporate Acts. The existence of the Restricted Stock shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

10. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company or any of its Affiliates. Nothing in this Agreement, nor the award of the Restricted Stock hereunder, shall affect in any way the right of Employee or the Company to end such employment at any time.

11. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by certified mail, return receipt requested, to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by certified mail, return receipt requested, to the Company at its principal executive offices.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

13. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to the Restricted Stock granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company. For the avoidance of doubt, the grant of Restricted Stock hereunder is in full and complete satisfaction of the “Initial Equity Award” described in Section 3.3 of the Employment Agreement.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles thereof.

15. Counterparts. This Agreement may be executed in one or more counterparts (including, without limitation in portable document format (.pdf) or by other electronic means), together which shall constitute one and the same instrument.

[Remainder of page intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin Title: Interim Chief Executive Officer

EMPLOYEE

/s/ Crystal Plum
Crystal Plum

[Signature Page to Restricted Stock Agreement]